UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017 (April 3, 2017)

HealthStream, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-27701	62-1443555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 10th Avenue South, Suite 450, Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)

(615) 301-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2017, HealthStream, Inc., a Tennessee corporation (the “Company”), and Capitol View Joint Venture, a Tennessee general partnership (the “Landlord”), entered into a Lease Agreement (the “Lease”), pursuant to which the Company has agreed to lease approximately 65,000 square feet in a building to be constructed in Nashville, Tennessee (the “Leased Property”). The Company intends that the Leased Property will serve as its corporate headquarters beginning in 2019.

The Company’s rental obligations consist of base rent of approximately $1 million in the first year of the Lease, including a rent abatement for the first six (6) months of the lease term, with base rent increasing annually by 2.0% thereafter. In addition to base rent, the Company will pay additional rent consisting of, among other things, operating expenses, leasehold improvements and parking accommodations.

The Lease has an initial term of ten (10) years and six (6) months and is scheduled to commence in early 2019. In addition, the Company’s existing lease for its current corporate headquarters will expire at the end of April 2019. Prior to taking possession of the Leased Property, the Company may terminate the Lease if the Landlord has failed to satisfy certain construction milestones. In addition, the Company may extend the term of the Lease by up to two (2) consecutive five-year terms upon advance notice. The base rent to be paid during the renewal terms, if any, will be determined in accordance with the Lease.

The Lease contains customary default provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods or upon the bankruptcy or insolvency of the Company. Upon termination of the Lease under these circumstances, the Landlord may collect from the Company the difference between the remaining rent payments through the expiration of the Lease and any rental income from reletting the Leased Property over such time period.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2017	HEALTHSTREAM, INC.

	By:	/s/ Gerard M. Hayden, Jr.
Chief Financial Officer